Exhibit 99.1

Astrotech Corporation 401 Congress, Suite 1650 Austin, Texas 512.485.9530 fax: 512.485.9531 www.astrotechcorp.com
FOR IMMEDIATE RELEASE
ASTROTECH SUBSIDIARY WINS $16.2 MILLION CONTRACT
Austin, Texas, May 11, 2011 — Astrotech Corporation (NASDAQ: ASTC), a leading provider of commercial aerospace services, today announced that its Astrotech Space Operations subsidiary has been awarded a $16.2 million contract to fabricate, install, and test Ground Support Equipment (GSE) for the U.S. government. Under a firm fixed-price contract, fabrication begins immediately with delivery targeted for the first quarter of fiscal year 2013.
“We are extremely pleased to have been awarded this contract to provide the U.S. government with this critical ground support equipment,” said Don M. White Jr., Senior Vice President and General Manager of Astrotech Space Operations. “Astrotech’s expertise in payload processing operations made us an ideal fit for this project and we are excited to further support our customers by providing this GSE.”
Astrotech was awarded a contract in 2007 to perform the requirements development and design for the GSE. The effort under that contract led to this contract award for fabrication, installation and testing of the GSE.
Astrotech has extensive experience in designing, building, and operating spacecraft processing equipment and facilities. From Titusville, Florida, Vandenberg Air Force Base, California and the Sea Launch Home Port facilities in Long Beach, California, Astrotech Space Operations provides all support necessary for government and commercial customers to successfully process their satellite hardware for launch, including advance planning; construction and use of unique equipment and facilities; and spacecraft checkout, encapsulation, fueling, and transport. In its 29 year history, Astrotech has supported the processing of more than 290 spacecraft without impacting a customer’s launch schedule.
About Astrotech Corporation
 Astrotech is one of the first space commerce companies and remains a strong entrepreneurial force in the aerospace industry. We are leaders in identifying, developing and marketing space technology for commercial use. Our Astrotech Space Operations (ASO) business unit serves our government and commercial satellite and spacecraft customers with pre-launch services on the eastern and western range. 1st Detect Corporation is developing what we believe is a breakthrough Miniature Chemical Detector, while Astrogenetix, Inc. is a biotechnology company utilizing microgravity as a research platform for drug discovery and development.
This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, the ability to expand ASO, the availability of capital for reinvestment in growth initiatives, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

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FOR MORE INFORMATION:
Scott Haywood
Corporate Marketing and Communications
Astrotech Corporation
512.485.9520
shaywood@astrotechcorp.com